Exhibit 99.1

Pyxis Oncology Announces Appointment of Ken Kobayashi, M.D., F.A.C.P as Chief Medical Officer

November 28, 2023

Dr. Kobayashi brings over 25 years of experience in oncology drug development, including Antibody Drug Conjugates (ADCs) and other oncology modalities

BOSTON, Nov. 28, 2023 (GLOBE NEWSWIRE) -- Pyxis Oncology, Inc. (Nasdaq: PYXS), a clinical-stage company focused on developing next-generation therapeutics to target difficult-to-treat cancers, today announced the appointment of Ken Kobayashi, M.D., F.A.C.P, as Chief Medical Officer (CMO), effective November 27, 2023. Dr. Kobayashi brings extensive leadership experience in oncology clinical development and regulatory affairs. As CMO, Dr. Kobayashi will lead the Company’s clinical and regulatory operations, drive strategic growth, and play a key role in advancing Pyxis Oncology’s clinical pipeline.

“I am thrilled to welcome Ken to the Pyxis Oncology team, and I look forward to working closely with him to advance our clinical programs,” said Lara S. Sullivan, M.D., President and Chief Executive Officer of Pyxis Oncology. “Ken’s depth and breadth of experience in oncology drug development will be invaluable as we work to bring forward new therapies to patients.”

Dr. Kobayashi has a deep background as a clinician-scientist, regulator, scientific diplomat, and drug developer across the US, Europe, Latin America, and Japan/Asia. Most recently, he served as Senior Vice President, Clinical Development at Kinnate Biopharma. As a senior executive in top-tier pharmaceutical companies, including Pfizer, Daiichi Sankyo, AstraZeneca, Janssen, and Novartis, he has successfully overseen the introduction of more than 28 investigational agents into the clinic and has been directly involved with 60 programs across multiple solid tumor and hematologic malignancy indications, including small molecules, ADCs, monoclonal antibodies, and tumor vaccines. He has early and late-stage experience, including filing and regulatory review of both INDs and NDAs. His experience also includes roles at the National Cancer Institute and the Food and Drug Administration. Dr. Kobayashi received his M.D. from Northwestern University Medical School, Chicago, IL, and his AB from Washington University, St. Louis, MO.

“Pyxis Oncology has an exciting clinical pipeline and is advancing a first-in-class and first-in-concept ADC against the stromal EDB-fibronectin target, which could have a significant impact on patients with difficult-to-treat tumors, as targets in the stroma have been overlooked to date as an area of focus in the industry,” said Dr. Kobayashi. “I am excited about the potential for the PYX-201 program, and I look forward to working with the Company’s experienced team of drug developers in this important phase of Pyxis Oncology.”

About Pyxis Oncology, Inc.

Pyxis Oncology, Inc. is a clinical-stage company focused on defeating difficult-to-treat cancers. The company is efficiently building next-generation therapeutics that hold the potential for mono and combination therapies. Pyxis Oncology’s therapeutic candidates are designed to directly kill tumor cells and to address the underlying pathologies created by cancer that enable its uncontrollable proliferation and immune evasion. Pyxis Oncology’s antibody-drug conjugates (ADCs) and immuno-oncology (IO) programs employ novel and emerging strategies to target a broad range of solid tumors resistant to current standards of care. To learn more, visit www.pyxisoncology.com or follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are often identified by the use of words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “to be,” “will,” “would,” or the negative or plural of these words, or similar expressions or variations, although not all forward-looking statements contain these words. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” set forth in Pyxis Oncology’s Annual Report on Form 10-K for the year ended December 31, 2022, Pyxis Oncology’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, Pyxis Oncology’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, Pyxis Oncology’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and our other filings, each of which is on file with the Securities and Exchange Commission. These risks are not exhaustive. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date hereof and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Pyxis Oncology Contact

Pamela Connealy

CFO and COO

ir@pyxisoncology.com